Exhibit 10.1

OLD SECOND BANCORP, INC.

2019 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

The Participant specified below has been granted a restricted stock unit award (the “Award”) by Old Second Bancorp, Inc., a Delaware corporation (the “Company”), under the Old Second Bancorp, Inc. 2019 Equity Incentive Plan (the “Plan”).  The Award shall be subject to the terms of the Plan and the terms set forth in this Restricted Stock Unit Award Agreement (“Award Agreement”).

Section 1.Award.  The Company has granted to the Participant the Award of performance-based restricted stock units (each such unit, a “PRSU”), where each PRSU represents the right of the Participant to receive one share of common stock of the Company, $1.00 par value per share (each a “Share,” and collectively the “Shares”) upon the vesting of such PRSU as set forth below.
Section 2.Terms of Restricted Stock Unit Award.  The following words and phrases relating to the Award have the following meanings:
(a)The “Participant” is [●].
(b)The “Grant Date” is [●].
(c)The number of “PRSUs” is [●], subject to the restrictions imposed under this Award Agreement and the Plan.  Each PRSU entitles the Participant to one Share of Company Common Stock upon the vesting of such PRSUs as set forth below.

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement has the meaning set forth in the Plan.

Section 3.Vesting.
(a)The PRSUs will vest upon the achievement of the performance metrics determined by the Committee and attached as Exhibit A for the Performance Period (as defined in Exhibit A), provided that the Participant’s Termination of Service has not occurred prior to the conclusion of the Restricted Period (the “Continuous Service Requirement”).  The “Restricted Period” shall begin on the first day of the Performance Period and shall end on the date of the issuance of the audit opinion with respect to the Company’s consolidated financial statements for the fiscal year ending on the last day of the Performance Period, but in no event later than March 10th of the year following the last day of the Performance Period.  The determination of whether a performance metric has been achieved will be determined in the sole discretion of the Committee.
(b)Notwithstanding the foregoing provisions of this Section 3, and subject to Section 3(c) below, if the Participant incurs a Termination of Service initiated by the Company without Cause, or by the Participant due to Good Reason, or due to the Participant’s death, Disability, or Retirement, then:
(i) with respect to any PRSUs for which the Performance Period has already ended, the Continuous Service Requirement of Section 3(a) shall be waived and such PRSUs shall fully vest to the extent that the applicable performance metrics have been achieved and, the Shares due upon vesting of such PRSUs shall be issued in accordance with Section 4(a), subject to any required delay pursuant to Section 16 below.
(ii)with respect to any PRSUs for which the Performance Period has not yet ended, the Continuous Service Requirement of Section 3(a) shall be waived and a pro rata portion of such PRSUs shall vest in full.  Such pro rata portion shall be calculated as follows: (A) the target (100%) number of PRSUs set forth on Exhibit A to this Award Agreement, will be multiplied by (B) the quotient of (x) the number of full months that have elapsed between the first day of the Performance Period and the effective date of the Participant’s Termination of Service and (y) the total number of full months in the respective Performance Period and, the Shares due upon vesting of such PRSUs shall be issued in accordance with Section 4(a), subject to any required delay pursuant to Section 16 below.  For purposes of this Award Agreement, “Retirement” shall mean the Participant’s voluntary Termination of Service on or after the attainment of sixty-two (62) years of age or sixty (60) years of age and ten (10) years of service with the Company, having submitted written notice to the Company of his or her intended Retirement date at least one year in advance of such Retirement, provided, however, that Participant’s voluntary Termination of Service in anticipation of the Company taking action to terminate Participant’s employment for Cause shall not qualify as a Retirement.
(c)Upon a Change in Control, this Award will be treated as follows:
(i)If this Award is assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control in a manner approved by the Committee or the Board, any PRSUs for which the Performance Period has not yet ended shall be deemed earned at the target (100%) level on the effective date of the Change in Control (such number, the “Earned PRSUs”).  Following the date of consummation of the Change in Control, the applicable number of Earned PRSUs shall continue to be subject to the Continuous Service Requirement and be subject to forfeiture during the Restricted Period; and provided further that, if, within two (2) years after the effective date of such Change in Control, the Participant incurs a Termination of Service by the Company (or such surviving entity) without Cause or by the Participant for Good Reason, the Continuous Service Requirement with respect to the Earned PRSUs shall be waived as of Participant’s Termination of Service and, the Shares due upon settlement of such Earned PRSUs shall be issued as soon as administratively feasible, but in no event later than thirty (30) days following the effective date of the Participant’s Termination of Service, subject to any required delay pursuant to Section 16 below.  Following the end of the Restricted Period, Earned PRSUs shall be settled in accordance with Section 4(a).
(ii)To the extent that this Award is not assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control in a manner approved by the Committee or the Board, then with respect to any PRSUs for which the Performance Period has not yet ended, upon the occurrence of a Change in Control the Fair Market

Value of the target (100%) number of any such unvested PRSUs shall be determined as of the date of the Change in Control and will be deemed to be earned (such amount, the “Earned Cash PRSU Amount”).  Following the date of consummation of the Change in Control, the applicable Earned Cash PRSU Amount shall continue to be subject to the Continuous Service Requirement and be subject to forfeiture during the Restricted Period; and provided further that, if, prior to the end of the Performance Period and within two (2) years after the effective date of such Change in Control, the Participant incurs a Termination of Service by the Company (or such surviving entity) without Cause or by the Participant for Good Reason, the Continuous Service Requirement with respect to the Earned Cash PRSU Amount shall be waived and the Earned Cash PRSU Amount shall be paid to the Participant (without interest) in a single lump-sum cash payment, less applicable Federal, state, and local tax and other withholdings within thirty (30) days following the effective date of the Participant’s Termination of Service.  Following the end of the Performance Period, the Earned Cash PRSU Amount will be paid in a single-lump sum cash payment, less applicable Federal, state, and local tax and other withholdings (without interest) in accordance with Section 4(a).
(d)Except as set forth in Section 3(b) and Section 3(c) above, any unvested PRSUs shall be forfeited upon the Participant’s Termination of Service for any reason (or, in the case of Termination of Service for Cause, upon notification of such termination, if earlier).
Section 4.Settlement of PRSUs.  Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:
(a)Delivery of Shares.  As soon as administratively feasible following vesting of each PRSU, the Company will issue to the Participant the Shares, but no later than March 15 of the calendar year following the last day of the Performance Period and subject to any required delay pursuant to Section 16 below.
(b)Compliance with Applicable Laws.  Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.
(c)Certificates Not Required.  To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
(d)No Fractional Shares.  No fractional Shares shall be delivered pursuant to this Award Agreement (cash shall be paid in lieu thereof).
Section 5.Withholding.  All vesting and delivery of Shares pursuant to the Award shall be subject to withholding of all applicable Federal, State, and local tax and other withholdings.  The Participant (or if applicable, permitted assigns, heirs and Designated Beneficiaries (as defined below)) shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Award (including, for the avoidance of doubt, by withholding vested Shares to which the Participant is otherwise entitled under the Award), the amount of any required withholdings in respect of the Award and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes; further provided that, unless otherwise approved by the Committee, any withholdings in respect of the Award shall be satisfied through the withholding of vested Shares to which the Participant is otherwise entitled under the Award (provided, however, such Shares may not be used to satisfy more than the Company’s maximum statutory withholding obligation or, if applicable, such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes).  The Participant (or if applicable, permitted assigns, heirs and Designated Beneficiaries) may elect to satisfy any withholding obligation in respect of the Award (a) if approved by the Committee (i) through cash payment by the Participant, or (ii) through the surrender of Shares that the Participant already owns, or (b) through the withholding of vested Shares to which the Participant is otherwise entitled under the Award (provided, however, such Shares under clause (b) may not be used to satisfy more than the Company’s maximum statutory withholding obligation or, if applicable, such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); provided that any such election must be made on or before the date the amount of tax to be withheld is determinable and, once made, such election shall be irrevocable.  The fair market value of the Shares to be withheld or surrendered will be deemed to be the Fair Market Value as of the date the amount of tax to be withheld is determinable.
Section 6.Non-Transferability of Award.  The Award, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order.  Except as provided in the immediately preceding sentence, the Award shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Award contrary to the provisions hereof, or the levy of any attachment or similar process upon the Award, shall be null and void and without effect.
Section 7.Dividend Equivalents.  Provided that the Participant has not incurred a Termination of Service prior to the applicable dividend or distribution date, the Participant shall be entitled to receive
(a)dividend equivalents on such PRSU equal to any cash dividends issued on Shares covered by the PRSU Award in accordance with the Company’s Equity Awards Accounting Processes policy (“Dividends”); and
(b)all non-cash dividend, distribution and liquidation rights with respect to such PRSU as if the Participant held unrestricted Stock (“Non-Cash Dividends, and together with any Dividends (“Dividend Equivalents”) (other than dividends and distributions that may be issued with respect to Shares by virtue of any corporate transaction, to the extent adjustment is made pursuant to Section 3.4 of the Plan).
(c)Notwithstanding the foregoing, no Dividend Equivalents shall be owed or provided to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring before the Grant Date or on or after the date, if any, on which the Participant has forfeited the RSUs.  Dividend Equivalents shall be accrued at the time the respective dividends or distributions are paid and shall be subject to the same restrictions, vesting and other terms and conditions applicable to the underlying PRSUs.
Section 8.No Rights as Shareholder.  The Participant shall not have any rights of a Shareholder with respect to the RSUs, including but not limited to, voting rights, prior to settlement of the RSUs pursuant to Section 4(a) above.
Section 9.Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business.  If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.  The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee.  If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant.  If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.
Section 10.Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.
Section 11.Plan Governs.  Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Company.  This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time.  Notwithstanding any provision of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.
Section 12.Not an Employment or Service Contract.  Neither the Award nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

Section 13.Amendment.  Without limitation of Section 16 and Section 17 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.
Section 14.Governing Law.  This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except as superseded by applicable federal law.
Section 15.Validity.  If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.
Section 16.Section 409A Amendment.
(a)The Award is intended to comply with Code Section 409A and this Award Agreement shall be administered and interpreted in a manner consistent with this intent.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.
(b)If the Participant is a Specified Employee (as defined below) at the time of a Termination of Service, no settlement of the Award shall occur before the date that is six (6) months after the date of Participant’s Termination of Service.  Any settlement of an Award under this Agreement that would otherwise occur prior to the close of this six (6) month period shall occur within five (5) business days following the date which is six (6) months after the date of the Participant’s Termination of Service. If the Participant is a Specified Employee during an Identification Period (as defined below), the Participant shall be treated as a Specified Employee during the 12-month period that begins on the April 1 following the close of such Identification Period.  For purposes of determining timing of payments, any references to retirement, resignation, or termination of employment or service shall mean a “separation of service” as defined in Section 409A.  For purposes of this Agreement, (i) “Specified Employee” shall mean a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company during an Identification Period, and with respect to such determination, “compensation” shall mean the Participant’s W-2 compensation as reported by the Company for the related Identification Period, and (ii) “Identification Period” shall mean each 12-month period ending on December 31 of each calendar year.
Section 17.Clawback.  The Award and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time.  The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant together with all other similarly situated participants, whether adopted prior to or following the date of this Award Agreement and (b) any provision of applicable law or regulation relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.
Section 18.Confidentiality.
(a)The Participant acknowledges that the nature of the Participant’s employment shall require that the Company produce and allow the Participant access to records, data, trade secrets and information that are not available to the public regarding the Company and its Subsidiaries and affiliates (“Confidential Information”).  The Participant shall hold in confidence and not directly or indirectly disclose any Confidential Information to third parties unless: (i) disclosure becomes reasonably necessary in connection with the Participant’s performance of the Participant’s duties of employment with the Company or its Subsidiaries or affiliates; (ii) the Confidential Information lawfully becomes available to the public from other sources; (iii) the Participant is authorized in writing by the Company to disclose the Confidential Information; or (iv) the Participant is required to make disclosure of the Confidential Information by law or pursuant to the authority of any administrative agency or judicial body.  All Confidential Information and other records, files, documents, and other materials or copies thereof relating to the business of the Company or any of its Subsidiaries or affiliates that the Participant prepares or uses shall be the sole property of the Company.  The Participant’s access to and use of the Company’s computer systems, networks and equipment, and all of the Company information contained therein, shall be restricted to legitimate business purposes on behalf of the Company; any other access to or use of such systems, network and equipment is without authorization and is prohibited.  The restrictions contained in this Section 18 shall extend to any personal computers or other electronic devices of the Participant that are used for business purposes relating to the Company.  The Participant shall not transfer any Confidential Information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company.  The Participant shall promptly return all originals and copies of Confidential Information and other records, files, documents and other materials to the Company if the Participant’s employment with the Company is terminated for any reason.
(b)The Participant acknowledges and agrees that, notwithstanding any provisions in this Award Agreement or any Company policy applicable to the unauthorized use or disclosure of trade secrets, the Participant is hereby notified that, pursuant to the Defend Trade Secrets Act of 2016 (Pub. Law 114-153), the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, municipal or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. The Participant also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Award Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Nothing in this Award Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
(c)The Participant and the Company acknowledge and agree that nothing contained in this Award Agreement, or in any other contract or agreement with or policy of the Company or any of its Subsidiaries, shall limit the Participant’s ability to file, pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”), a charge or complaint with any federal, state, municipal or local governmental agency or commission (“Government Agencies”).  The Participant and the Company further understand and agree that this Award Agreement, and any other any other contact or agreement with or policy of the Company or any of its Subsidiaries, shall not limit (i) the Participant’s ability to communicate or cooperate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing information, without notice to the Company, or (ii) the Participant’s right to receive financial incentive pursuant to a Whistleblower Program for information provided to any Government Agencies.
Section 19.Non-Solicitation Covenants.  As an essential ingredient and in consideration of the Participant’s employment or other service by the Company, the Participant’s receipt of this Award and the Participant’s opportunity to participate in the Plan or another equity incentive plan maintained by the Company, the Participant shall not, during the Participant’s employment with the Company or any of its Subsidiaries or affiliates and for a period of one (1) year after termination of the Participant’s employment with the Company (and its Subsidiaries or affiliates) for any reason (the “Restrictive Period”) and regardless of when such termination of employment occurs, do any of the following (the “Restrictive Covenant”): directly or indirectly, for the Participant or any bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”): (a) induce or attempt to induce any officer of the Company or any of its Subsidiaries or affiliates, or any employee who previously reported to the Participant, to leave the employ of the Company or any of its Subsidiaries or affiliates; (b) in any way interfere with the relationship between the Company or any of its Subsidiaries or affiliates and any such officer or employee; (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any such officer or employee; or (d) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its Subsidiaries and affiliates to cease doing business with the Company or any of its Subsidiaries or affiliates or in any way interfere with the relationship between the Company or any of its Subsidiaries or affiliates and any of their respective customers, suppliers, licensees or business relations where the Participant had personal contact with, or has accessed Confidential Information in the preceding twelve (12) months with respect to, such customers, suppliers, licensees or business relations.  Notwithstanding the foregoing, any party identified on Schedule 1 hereto shall be excluded from the scope of the Restrictive Covenant.  The Participant acknowledges and agrees that the Restrictive Covenant exist independently of and is in addition to (and is not in lieu of and does not limit or modify) any other agreements, covenants and obligations by which the Participant may be bound by or to which the Participant may be subject by contract, or by applicable law or regulation, with respect to non-solicitation, non-competition or other restrictions.
Section 20.Remedies for Breach.  The Participant has reviewed the provisions of this Award Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Participant acknowledges that the Restrictive Covenants contained herein are reasonable with respect to their duration and scope.  The Participant further acknowledges that the restrictions contained in this Award Agreement are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and its interests, that the Company would not have agreed to enter into this Award Agreement, or otherwise allow the Participant an opportunity to participate in the Plan or any other equity incentive plan maintained by the Company, without receiving Participant’s agreement to be bound by the Restrictive Covenants and that such Restrictive Covenants were a material inducement to the Company to enter into this Award Agreement, or otherwise allow the Participant an opportunity to participate in the Plan or any other equity incentive plan maintained by the Company.  During the Restrictive Period, the Company shall have the right to communicate the existence and terms of this Award Agreement to any third party with whom the Participant may seek or obtain future employment or other similar arrangement.  In addition, in the event of any violation or threatened violation of the restrictions contained in this Award Agreement, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Award Agreement or the Plan or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Participant and any and all persons directly or indirectly acting for or with him, as the case may be.  If the Participant violated the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant.  Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Participant.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Award Agreement, all as of the Grant Date.

Old Second Bancorp, Inc.

By:

Print Name:

Title:

Participant

Print Name:

EXHIBIT A

Schedule 1